EXHIBIT 99.1




FOR IMMEDIATE RELEASE:

Contact:       Stephen P. Golden
               Director of Investor Relations
               (617) 535-4799


    Iron Mountain Incorporated Announces Proposed $150 Million Debt Offering


Boston, MA--June 16, 2003--Iron Mountain Incorporated (NYSE: IRM), the leader in records and information management services, announced today a proposed public offering of $150 million in aggregate principal amount of Senior Subordinated Notes due 2016. The Company intends to use the net proceeds from the offering to redeem all or a portion of the outstanding 8-1/8% Senior Notes due 2008 of its subsidiary, Iron Mountain Canada Corporation, which the Company has guaranteed on a senior subordinated basis, and for general corporate purposes, including the possible repayment of other indebtedness and possible future acquisitions and investments. The exact terms and timing of the offering will depend upon market conditions and other factors.

The offering will be made only by means of a prospectus. This announcement shall not constitute an offer to sell or the solicitation of any offer to buy securities, nor shall there be any sales of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Iron Mountain

Iron Mountain Incorporated is the world's trusted partner for outsourced records and information management services. Founded in 1951, the Company has grown to service more than 150,000 customer accounts throughout the United States, Canada, Europe and Latin America. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services and consulting services - services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit www.ironmountain.com.


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